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Event Name: Transcript of Oshkosh Corporation at Robert W Baird Industrial Conference on November 6, 2012

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C:  Charles Szews;Oshkosh Corporation; CEO

C:  David Sagehorn;Oshkosh Corporation;EVP and CFO

P:  Robert McCarthy;Robert W. Baird & Company, Inc.;Analyst

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+++ presentation

Robert McCarthy: Afternoon, everybody. I think we’re going to go ahead and get started. In case you, any of you, missed the news bulletin I’m Rob McCarthy with Baird’s Machinery and Diversified Manufacturing Research Team and we are tickled to have Oshkosh Corporation back with us again, a regular fixture at the Baird Industrial Conference.

For those of you who know Oshkosh, you know that they’ve built an impressive track record of market share expansion in the markets for military, fire and emergency and vocational trucks through leading product innovation and superior product support. Access equipment, such as JLG aerial work platforms, is benefitting from growing replacement demand and from improving US construction activity and Oshkosh’s international presence is also growing rapidly.

Oshkosh has responded to the growing pressure on the US Defense budget with its MOVE strategy designed to double earnings by 2015. To bring us up to date on how Oshkosh is leveraging its opportunities, we’re joined today by President and CEO, Charlie Szews; Executive Vice President and Chief Financial Officer, Dave Sagehorn; and Vice President of Investor Relations, Pat Davidson.

And I’ll turn it over to Charlie.

Charles Szews: Thank you, Rob, and thank you Baird for inviting us to this truly great event and I’ll have you know that I’ve had nothing to do with tickling Baird or Rob McCarthy personally.

So this afternoon we have a good news story to tell. Oshkosh has its Mojo back. I’m going to talk about three things, going to frame the positive earnings growth opportunity in front of us over the next three years. Certainly I am going to highlight the key initiatives that are going to deliver that positive earnings opportunity and then lastly we’re going to talk about forecasts underpinning the recovery, which is really a foundation to our great good news story.

Please read your forward-looking-statements. Obviously our comments are subject to risks that are described there.

So I’ll begin by framing the positive earnings growth opportunity for Oshkosh over the next three years. We’re in the business of moving the world at work and building shareholder value. Our vehicles protect people and property from catastrophic events like improvised explosive devices, fire, working at height.

Our markets have taken a beating in the Great Recession and that really is what’s created an opportunity for investors is that the recovery has commenced and we’ll talk about that today.

Our vehicle platforms fit together very well. We share common customers, distribution, components, suppliers. There’s a lot of integration. We’ve become one integrated specialty vehicle manufacturer to serve our customers with our mission driven culture.

So at our Analyst Day in September we introduced our three-year earnings target to nearly — to approximately double our earnings per share to $4 to $4.50 by FY ’15. It’s truly remarkable when under the covers we’re realizing that our largest segment in 2012 is declining given the defense downturn in front of us.

We provided a roadmap for getting to $4 to $4.50 and that includes really three things. One, we believe we have the right strategy. Secondly, the recovery in our markets, which is very much based on housing, has commenced and lastly, we believe we have the right processes and team to deliver on that strategy.

So let me talk about the three elements in more detail. The roadmap starts with the MOVE strategy. It focuses our team on things of relevance that can really add significant shareholder value over the next three years.

It starts with optimizing our costs and capital structure so that we improve our margins throughout the cycle and really, no matter if there is a recovery or not, we expect to deliver higher margins over this period of time. It’s investing in innovation and going global for growth until the market recovery kicks in, which is very substantial in our business, and we’ll describe that in detail.

Some of the described MOVE strategy is simply blocking and tackling. Well it is blocking and tackling but it’s on steroids and what we’ve learned in the last few years, with some help with some consultants, are some tactics and techniques to be able to boost our margins significantly over the next few years and we’ve been investing very aggressively since really May 2011 to deliver on that strategy.

So the second element of the roadmap is the recovery. Many have invested in us because they do see that massive recovery from being down 40% and 95% and what that can mean to our earnings. We are seeing signs of the recovery and in the third part of my presentation I will show that for you.

Then the last element to our roadmap is our processes and team and first I’ll talk about our processes.

We introduced the Oshkosh Operating System in 2010 as a means to help us execute our MOVE strategy faster. What does it do? It sets guiding principles for how we expect our customer’s experience to be. It provides our people with the lean tools to eliminate waste out of our processes because customers do not want to pay for waste. And then it also has tools in it to assess that we, in fact, are delivering that customer experience.

Simply put, it makes us more effective in everything that we do. It gives us confidence in our MOVE initiatives. We’re a strategy deployment Company, for example, which means that we seek breakthrough objectives and on a monthly basis we have score cards to measure that we do, in fact, are achieving our initiatives. And if we fall in any category, we immediately put in counter measures to get back on target, so we’ve grown up. We’ve created a very rigorous system to support our MOVE strategy.

And lastly, as a team lots of people can talk about that. At the Analyst Day in September, 14th here in Chicago, we presented that full team and we had a very interesting comment from an investor yesterday that they really liked one of the ninjas in our team. And the point they were trying to make is that I think that they were impressed that we’ve really grown up. We’ve added a lot of talent from outside our Company really from talent-rich companies to build our team.

So MOVE is already delivering. Each of the four quarters of 2012 we exceeded consensus earnings estimates. We did that by beginning to capture a larger share of the access equipment recovery and dealing with a few issues.

For example, we turned the FMTV program to profitability. We exited some underperforming businesses so that the strength of Oshkosh could show. We began to build for the future with the win of a contract for MRAP-All Terrain Vehicles for the United Arab Emirates, which will be shipping here and be part of our sales in 2013, so we’ve made a lot of good progress.

We continue to pay down our debt and put ourselves in a position that now we have options with our balance sheet. We’ve got excess cash in our balance sheet. We’re at our targeted debt level and we’ve got good cash flow for the next few years that also creates options to deliver better returns for shareholders.

So let’s go a little bit deeper into each of the four MOVE initiatives. Starting with M, the Market Recovery, we believe that the recovery in our non-Defense segments as conservatively at 10% compound annual growth rate in sales over the next three years. In a minute I’m going to give you the fundamentals underneath each market that substantiates our estimates of the growth opportunity. It’s not heroic, not when you’re down 40% and 95%, 10% compound annual growth rate is not heroic.

More importantly though, this is an opportunity to drive $220 million of operating income over the next three years from this assumption in terms of our sales growth in our non-Defense segments and this is without — again, it’s without any margin enhancement. In fact, it’s just from historical margins applied to these sales and it’s assuming no market share gains over this period of time. So the market recovery is a $220 million operating income opportunity for this Company in just the next three years.

The next initiative is Optimizing our Cost and Capital Structure. We expect to achieve a 250 basis point improvement in our consolidated operating income margins over the next three years, entirely from reductions in our product, process and overhead costs.

This is net of investments that are quite significant over this period of time and we’re targeting the kinds of benefits that we see in this slide as it rolls out consistently over each of the three years growing from 75 basis points in ’13 to 130 basis points in ’14 and 250 basis points improving margins by ’15. Now, these are consolidated operating income margin targets but most of the savings is, or all of the savings really, is in our non-Defense segments. So in those segments you should be seeing higher margin enhancement from cost reduction.

These targets are also incremental to any kind of benefit that we would get from higher volume. So when you get higher volume you expect absorption benefits to improve your margins. Those are incremental to the 250 basis points that we’re talking about here on this slide.

Now for 2013 we’re projecting a 75 basis point improvement in our consolidated margins from cost reduction. It’s a $55 million to $60 million target, given the sales estimates that we provided for the year and we’ve already implemented in 2012 initiatives to drive 62 basis points of that 75 in 2013. So we’re highly confident in our ability to deliver cost reduction in ’13.

The third initiative is Value Innovation. Those of you that have watched us over time know that new product development and innovation is in our DNA. We’re targeting $350 million of incremental sales over this period of time, again as it rolls out on this slide.

You should be able to see many of these new products over the coming months in trade shows. None of this target relates to Defense, okay. For the modeling that we presented here today, this is just our non-Defense segment innovation targets.

Our last initiative relates to Emerging Market. We’re projecting our sales to grow from 19% of sales internationally in 2012 to over 25% in 2015 growing to over 30% by 2016. How? Pretty basic blocking and tackling again building our sales and service operations globally, adding business development professionals for Defense across the globe, introducing new products like our rental company scissor lift, RS Scissors, which is very much of a price value brand for the global market.

So what are the signs of the recovery that should give you confidence in the basic foundation of this strategy? Well, if you start with the access equipment market, where we are number one in the market globally, and with the superior product range and distribution, we’re targeting our sales to grow from $2.8 billion in fiscal 2013 — excuse me, in fiscal 2012, to external customers because we had some inter-segment sales, so $2.8 million — billion — to $4 billion in FY ’15 and our margins to go from 7.9% to 15% over this period of time.

So what are the market dynamics that will allow us to grow the top line like this? Well, first of all, right now the market is very robust in North America, which is 70% of our market. Fleet ages are around 55 months, which is near the peak fleet age for aerial products over the last several years, so that justifies the fact that there should be strong replacement spending over the next few years.

You put on top of that that fleet utilization rates are very high so companies won’t use de-fleeting as a means to reduce their age and put on top of that that rental rates are up high single-digits in this market and you’ve got a very robust market. You have the national rental companies saying that they’re projecting their equipment buys in 2013 to be flat or up but more importantly there, several of them have said that their aerial purchases will be higher in 2013, whereas their dirt purchases will be down, so we’ve got a very robust market in 2013.

But coming behind that is the construction recovery and the chart on the top left talks about that. Our projections that we’ve pulled together from multiple sources look at a 9% compound annual growth rate in construction over the next three years. That means that there needs to be some fleet expansion as well in North America, so we should have a sustained growth opportunity here in this market.

So next segment is the Defense Segment. This is challenged. Defense spending is going to be down globally pretty much for the next few years. We’re managing this business to be profitable during the downturn. Our sales in defense are about $4 billion in 2012. On a baseline basis assuming no new contract wins over the next three years, this business will go down to $1.5 billion in 2014 and $800 million in 2015.

Of course, we’re going to target higher numbers. We’re going to target about $2 billion in ’14 and $1.5 billion in ’15 but it’s a challenged market and that’s what really shows the strength of the MOVE strategies that we are able to grow despite having to absorb this kind of a defense downturn. We’re able to grow, to double our earnings within three years.

And our cost advantages are significant in this market. We’re an innovation leader. If you look at this slide, set — or 21, we are going to have to change our mix. We’re going to have to — we’re going to be selling fewer new vehicles. We’re going to need to go global for growth with our M-ATV platform. We’re very thankful that that came around at the right time because this is a high demand product.

We’re chasing 2,000 M-ATV SALES around the world today. Those would be nice to get us to our target sales levels in ’14 and ’15 if we’re able to capture that. We’re going to be very prudent during the downturn managing our cost structure and capacity. In fact, we just announced last — or about a week and a half ago the layoff of 490 employees and contractors to sustain a profitable business.

The big carrot in front of us though is the L-ATV or the JLTV competition. We’re very pleased in the debrief to hear the results of that competition. What we’re able to do for the Department of Defense is to provide a vehicle that’s very high performance from a survivability, mobility, power standpoint at a very low weight and at a very low cost and we’re — we feel like we’re in an excellent position to win this in the future.

Turning to our Fire and Emergency Segment, we’re looking at flattish sales over the next three years with actually a dip in ’13 but we’re taking our margins from a small loss basically in ’12 to higher single-digits by — or 6% actually by ’15 with significant opportunity from there because frankly that’s not really good enough but that’s as much as we can see today and we’ll target more over time.

This is a market that is down 40%. We’re only really projecting that when it does come back to grow at 3% a year during the near term. I think there’s better potential than that because the fleet age is very old but this is something that we feel confident in I suppose for the next three years.

Now, let me skip to the Commercial Segment here. This is a segment that is about $700 million in sales in 2012. We expect it to grow to $1.25 billion by 2015 and we’re looking at margins going from 4% to over 10%. And really the recovery here is all about housing.

At our Analyst Day on September 14th we showed you a high correlation between housing starts and concrete mixer sales. So the chart on the left here shows to composite view of housing starts over the next three years but they’re modest but they support some very strong concrete mixer sales and in fact our assumptions, which are on the right of the chart, we’ve actually put a one-year delay in between the historical correlation of housing starts and concrete mixer sales so we only get to 50% of prior peak and yet we’re able to nearly double sales in the segment and take our margins up from 4% to 10% really on the strength of this recovery. So it’s pretty believable kinds of forecast estimates of sales and yet we’re able to deliver some important gains for shareholders.

Now, what’s important to see or to note is that in our quarter just ended in September our mixer orders were up over 400% over the prior year. Our mixer orders in the last quarter equaled our total mixer orders for the previous nine months and this is historically a low order quarter. So really the mixer recovery, the housing recovery is upon us.

On the refuse market we’re projecting a modest 3% growth over the next few years, even though the market is down 40%. Again, that could be far more robust if there’s a strong recovery but with that assumption and a modest assumption in concrete, we believe that this segment can really outperform over the next three years.

So, with that, I have taken up a lot of the time, so Dave will talk like an auctioneer to finish up.

David Sagehorn: Thanks, Charlie. I’m not sure about an auctioneer’s pace but I will keep it quick. Let’s start with our fiscal 2013 outlook and this is a slide that we showed at our Analyst Day as well as at our recent earnings release. And what we said when we announced earnings about a week and a half ago is that we were reaffirming our expectations for our fiscal 2013 that we did discuss during the Analyst Day.

And specifically we’re looking at earnings per share in a range of $2.35 to $2.60 and that excludes costs associated with our continued exit from our ambulance business and it also excludes costs, which we noted, could be significant associated with the ongoing tender offer and proxy contest. When you break it down into the segments we’re expecting stable to slightly higher sales in the non-Defense segments, along with an up to 15% decline in the Defense segment sales, as volumes in our traditional defense programs decline.

Now, this sales outlook is in line with our outlook for continued slow economic recovery in 2013. It’s also in line with the fleet dynamics that we see across many of our businesses and by that I mean fleets that continue to age or that — whose ages remain above their historical averages.

We’re also expecting improved operating income margins in each of the non-Defense segments and margins that hold steady in the Defense segment. And our operating income margin expectations largely reflect the benefits that we see from our MOVE strategy.

We’ve also included a number of miscellaneous items that should help you with your modeling here and then just one final point here, we’ve also said that we expect our first fiscal quarter, which is the quarter for us ending in December, to be the weakest quarter of the year in terms of earnings per share due to both seasonality and then the fact that we will be delivering the M-ATVs for UAE order in quarters two, three and four.

So let’s spend a minute talking about our capital allocation strategy. This is another slide that we did show at the Analyst Day in September and what we’re doing here is showing you the priorities for our capital allocation and starting with achieving our long-term targeted capital structure being the highest priority for us, moving down the ladder to holding excess cash being the lowest priority.

And where we are today is after paying down a little more than $2 billion of debt since 2008 we like where we are in terms of our capital structure. We have ample free cash flow to support the core businesses so we’re really turning our attention to focus on the two boxes here that are on the same plane, that being returning cash to shareholders and investing in external growth opportunities.

And the reason that we have them both on the same plane as — the approach we’re taking is we’d like to be opportunistic with each. There is going to be times when one may be more attractive than the other alternative and we don’t want to be locked into just being committed to one or the other.

Another thing I’d just point out here is that in case you missed it we did start to buy back stock again in our fourth fiscal quarter as we bought back nearly 550,000 shares.

We also have some term loan outstanding so on our Term Loan A we do expect that we’ll continue to make, or need to make, some quarterly principal payments on that but we don’t anticipate that it will be near the levels of debt reduction that we’ve seen in the last several years.

So let’s close with a slide that Charlie showed you earlier. There’s three things we’d really like you to take away from the presentation today. First, MOVE is the right strategy to deliver higher margins and superior shareholder returns in the coming year.

Second, the recovery in our long depressed markets has commenced and we expect it will help us overcome the defense downturn that we expect and allow us to grow earnings.

And third, we have the right processes, including the Oshkosh Operating System, and the right team to deliver on the MOVE opportunities. We’re mission driven to drive shareholder value.

I’d like to thank you for your interest in Oshkosh Corporation and I think we have just a little bit of time for questions but please understand that the purpose of today’s presentation is to discussion our performance and our strong outlook.

We’re not going to comment today on the Icahn Group tender offer and the threatened proxy contest during this Q and A period. We encourage you to review our Schedule 14D-9 filings with the SEC for our position and assessment on that situation and we appreciate your understanding.

Robert McCarthy: Probably take one.

+++ q-and-a

Unidentified Audience Member: Charlie, outside of municipal spending, when you stop fire and rescue (inaudible). (Inaudible - microphone inaccessible).

Charles Szews: Well, we do think it’s primarily that. The other factor, of course, in there is that when the market goes down 40%, pricing is impacted so that’s certainly impacted our profitability over that period of time. But the fleet, if you go back prior to the Great Recession, there were studies made that the fire trucks across America were too old. You might recall that, Bob.

They haven’t gotten any younger during this recession so at some point you would think that there would be a stronger recovery in fire apparatus, certainly stronger than the 3% that we’ve put into our projections, but we wanted to provide Wall Street with a set of numbers that you could assess us by that felt credible, realistic, that we can deliver over the next three years.

Robert McCarthy: Sorry, we’re going to have to cut it off there. Thank you, Charlie, appreciate it. As you saw in your schedule, there is not a breakout session.

FORWARD-LOOKING STATEMENTS

This communication contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this communication, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially in the current environment where there are conflicting signs regarding the future global economic outlook; the expected level and timing of the U.S. Department of Defense (DoD) procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to the Company’s exit from its ambulance business, including the amounts of related costs and charges; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to actions of activist shareholders, including the amount of related costs; the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals; risks and uncertainties associated with the pending tender offer for the Company’s shares, the outcome of any litigation related to the offer or any other offer or proposal, and the Board’s recommendation to the shareholders concerning the offer or any other offer or proposal. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this communication. The Company assumes no obligation, and disclaims any obligation, to update information contained in this communication. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Vehicles Sub LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND

SHAREHOLDERS OF OSHKOSH ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and shareholders may obtain a copy of these documents free of charge at the SEC’s website at www.sec.gov.  These materials are also available without charge on the Company’s website at www.oshkoshcorporation.com.  In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 750-9499.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”). The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the “2013 Proxy Statement”).  SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom owns in excess of 1 percent of the Company’s common stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. This information can also be found in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, filed with the SEC on November 16, 2011, and in the Company’s definitive proxy statement for its 2012 Annual Meeting of Shareholders (the “2012 Proxy Statement”), filed with the SEC on December 12, 2011. To the extent holdings of the Company’s securities have changed since the amounts printed in the 2012 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents (including the WHITE proxy card) filed by the Company with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.oshkoshcorporation.com) or by writing to Ms. Margaret Wacholtz, Oshkosh Corporation, P.O. Box 2566, Oshkosh, Wisconsin, 54903-2566. In addition, copies of the proxy materials, when available, may be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 or toll-free at (877) 750-9499.